UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2025

CARTESIAN THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37798	26-1622110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7495 New Horizon Way, Frederick, MD 21703
(Address of principal executive offices)(Zip Code)

(301) 348-8698
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.0001)	RNAC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2025, the Board of Directors (the “Board”) of Cartesian Therapeutics, Inc. (the “Company”) appointed Adrian Bot, M.D., Ph.D. as a Class II director. Dr. Bot has been appointed to serve until the Company’s annual meeting of stockholders to be held in 2027 and until his successor is duly elected and qualified or his earlier death, disqualification, resignation or removal. Dr. Bot initially will serve on the Science and Technology Committee of the Board.
Dr. Bot, age 57, is a biopharma executive with three decades of experience in research and development with a focus on immune, cell, gene therapy and nanomedicines. Most recently, he was the founding Chief Scientific Officer and Executive Vice President of R&D at Capstan Therapeutics, a company developing next generation RNA-based precision medicines. Previously, he held leadership roles at Kite Pharma and Kite, a Gilead Company, including Chief Scientific Officer, Global Head of Translational Medicine and Head of Discovery Research, respectively. At Kite, he contributed to the development of first-in-class CAR T cell therapy products for cancer. Dr. Bot also served in various senior R&D leadership positions at MannKind Corp and Alliance Pharmaceutical Corp, La Jolla, California. He obtained his M.D. in Romania in 1993, his Ph.D. in Biomedical Sciences at Mount Sinai School of Medicine in New York in 1998 and subsequently, he was a Guest Scientist at the Scripps Research Institute in La Jolla, California.
Dr. Bot is eligible to participate in the Company’s Non-Employee Director Compensation Plan, which provides for (i) annual retainers of $40,000 for his Board service and $7,500 for his Science and Technology Committee service, (ii) an initial award of an option (the “Option”) to purchase 17,200 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (iii) an initial award of restricted stock units (the “RSUs”) that may be settled for 5,800 shares of Common Stock. The Option has an exercise price equal to $8.29 per share, the fair market value of a share of the Common Stock on the date of grant. The Option will vest and become exercisable in 36 substantially equal monthly installments following the date of grant and the RSUs will vest and become exercisable in three substantially equal annual installments following the date of grant, in each case subject to Dr. Bot’s continued service on the Board through each such vesting date. Dr. Bot has also entered into the Company’s standard indemnification agreement for directors and officers.
Item 5.05 Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.
On December 16, 2025, the Board adopted an updated version of the Cartesian Therapeutics, Inc. Code of Business Conduct and Ethics (the “Code”), effective as of such date. The Code supersedes and replaces the Company’s prior Code of Business Conduct and Ethics (the “Prior Code”).
The Code applies to all directors, officers and employees of the Company and its subsidiaries and is intended to enhance understanding of the Company’s standards of ethical business practices and promote awareness of ethical issues that may be encountered in carrying out a director’s, officer’s or employee’s responsibilities. In addition, the Code is intended to constitute the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission thereunder.
Among other things, the Code:
• updates and clarifies the Company’s requirements regarding the protection and proper use of Company assets and information, including requirements applicable to employees who use personal mobile phones, tablets, computers or other personal devices for Company business (bring-your-own-device or “BYOD”), including compliance with Company BYOD and information security policies and the Company’s ability, to the extent permitted by law, to access, preserve, or remotely remove Company data from such devices; and
• makes various other updates, including clarifying, ministerial and conforming changes.
The adoption of the Code did not result in any explicit or implicit waiver of any provision of the Prior Code.
The foregoing description of the Code does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Code, a copy of which is filed as Exhibit 14.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 7.02 Regulation FD Disclosure.
On December 18, the Company issued a press release announcing the appointment of Dr. Bot to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information in Item 7.01 of this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor, shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit Description

14.1	Cartesian Therapeutics, Inc. Code of Business Conduct and Ethics
99.1	Press Release of Cartesian Therapeutics, Inc., dated December 18, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTESIAN THERAPEUTICS, INC.

Date: December 18, 2025	By:	/s/ Carsten Brunn, Ph.D.
Carsten Brunn, Ph.D.
President and Chief Executive Officer